Filed Pursuant to Rule 424(b)(3)
Registration No. 333-138796

PROSPECTUS SUPPLEMENT NO. 2
Dated February 24, 2009

 3,272,400 SHARES

SIGA Technologies, Inc.

This Prospectus Supplement amends and supplements the Prospectus dated December 5, 2006, as previously amended and supplemented by that certain Prospectus Supplement No. 1, dated May 16, 2007 (collectively, the “Prospectus”) of SIGA Technologies, Inc. (“SIGA”) relating to the offer and sale from time to time by certain selling stockholders of up to 3,272,400 shares common stock, par value $.0001 per share (the “Shares”).  This number of Shares represents the aggregate of 2,000,000 shares issued and 1,000,000 shares underlying warrants issued pursuant to a securities purchase agreement dated October 19, 2006, between SIGA and certain investors thereto, as well as 136,200 shares underlying warrants issued pursuant to an Exclusive Finder's Agreement dated November 1, 2005, between SIGA and The Shemano Group, Inc., and 136,200 shares underlying warrants issued pursuant to a Finder's Agreement dated October 19, 2006, between SIGA and Empire Financial Group, Inc. This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

Investing in our Shares involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

One of the selling stockholders, Terrence Cush (“Cush”), transferred a warrant to purchase certain Shares to Warrant Strategies Fund, L.L.C. (“WSF”) in February 2009.  In addition, another of the selling stockholders, Gary J. Shemano (“Shemano”), transferred a warrant to purchase certain Shares to Lucinda Lee, Trustee for the benefit of the Gary Shemano Son’s Trust (the “Shemano Trust”) in February 2009. The purpose of this Prospectus Supplement is to (i) amend the Selling Stockholders table in order to (a) reflect the transfers of such underlying Shares from Cush to WSF and from Shemano to the Shemano Trust and (b) correct the inadvertent omission of Daniel Schwartz (“Schwartz”) from the Selling Stockholders table in the Prospectus, and (ii) correct an inadvertent mistake made in the Prospectus as to the Shares beneficially owned and offered for resale by Cush and Shemano.  Accordingly, this Prospectus Supplement No. 2 amends the Selling Stockholders table beginning on page 16 in the Prospectus by deleting the Cush and Shemano lines and by adding to the Selling Stockholders table the lines below with respect to WSF, the Shemano Trust and Schwartz.  All other information in the Prospectus shall remain unchanged.  Percentage of beneficial ownership was calculated based on 35,962,345 Shares outstanding as of February 17, 2009.

	Shares Beneficially Owned Prior to Offering		Shares Being Offered	Shares Beneficially Owned After Offering
	Number	Percent		Number	Percent
Name of Beneficial Owner

Daniel Schwartz	20,430	*	20,430	--	0.0%
Warrant Strategies Fund, L.L.C.	20,430	*	20,430	--	0.0%
Lucinda Lee, Trustee for the benefit of the Gary Shemano Son’s Trust	95,340	*	95,340	--	0.0%

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* Less than 1.0%